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Exhibit 10.7

AMENDMENT TO THE
ALLIANCE DATA SYSTEMS 401(k) AND RETIREMENT SAVINGS PLAN
(EFFECTIVE AS OF JANUARY 1, 2001)

        The Alliance Data Systems 401(k) and Retirement Savings Plan, established effective as of January 24, 1996 and amended and restated effective as January 1, 2001 (the "Plan") is hereby further amended in the following respects:

        1.     Effective January 1, 1997, Article 3, Section 3.8(C) is amended and restated in its entirety and replaced with the following:

    "(C)
    Any distribution of Excess Contributions for any Plan Year shall be made to Highly Compensated Employees in accordance with Code Section 401(k)(8)(C) and the rulings and regulations thereunder. If, after performance of the two tests in Section 3.6, the deferral percentage test would still be violated as of the end of the Plan Year, then notwithstanding any other provision hereof, every Tax Deferred Deposit included in the Actual Deferral Percentage for a Participant who is a Highly Compensated Employee and whose Actual Deferral Percentage is greater than the permitted maximum shall be revoked to the extent necessary to comply with such deferral percentage limitation of Section 3.6 and the amount of such Tax Deferred Deposits, to the extent revoked, shall constitute an Excess Contribution to be distributed to such Participant (with earnings thereon as calculated in Section 3.8(B)) no later than the last day of the Plan Year following the Plan Year for which such contribution was made. Excess Contributions are allocated to the Highly Compensated Employees with the largest amounts of Tax Deferred Deposits (and Employer contributions, as applicable), which are taken into account in calculating the deferral percentage limitation for the Plan Year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such Tax Deferred Deposits (and Employer contributions, as applicable), and continuing in descending order until all Excess Contributions have been allocated. For purposes of the preceding sentence, the "largest" amount is determined after distribution of any amounts distributed hereunder pursuant to Section 3.5 hereof."

        2.     Effective January 1, 1997, Article 4, Section 4.4(C) is amended and restated in its entirety and replaced with the following:

    "(C)
    Any distribution of Excess Aggregate Contributions for any Plan Year shall be made to Highly Compensated Employees in accordance with Code Section 401(m)(6)(C) and the rulings and regulations thereunder. If, after performance of the percentage limitation in Section 4.2, the contribution percentage test would still be violated as of the end of the Plan Year, then notwithstanding any other provision hereof, every Employer Matching Contribution and Taxed Deposit included in the Average Contribution Percentage for a Highly Compensated Participant whose Average Contribution Percentage is greater than the permitted maximum shall automatically be revoked to the extent necessary to comply with such contribution percentage test of Section 4.2 and the amount of such contribution, to the extent revoked, shall constitute an Excess Aggregate Contribution to be distributed to such Participant (with earnings thereon as calculated in Section 4.4(B)) or forfeited, if applicable, no later than the last day of the Plan Year following the Plan Year for which such contribution was made. Excess Aggregate Contributions are allocated to the Highly Compensated Employees with the largest amounts of Employer Matching Contributions and Taxed Deposits (and Employer contributions, as applicable), taken into account in calculating the contribution percentage test for the Plan Year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such Employer Matching Contributions and Taxed Deposits (and Employer contributions, as applicable), and continuing in descending order until all Excess

      Aggregate Contributions have been allocated. For purposes of the preceding sentence, the "largest amount" is determined after first determining required distributions under Section 3.5 hereof, and then determining Excess Contributions under Section 3.8(C)."

        3.     Effective January 1, 2000, Article 18, Section 18.2(A) is amended and restated in its entirety and replaced with the following:

    "(A)
    Eligible Rollover Distribution

      An Eligible Rollover Distribution is any distribution of all or any portion of any benefit due to the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of other Distributee or other joint lives (or joint life expectancies) of the Distributee and the Distributee's designated beneficiary, or for a specified period of ten (10) years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); any hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Code (or, on or after January 1, 2002, any distribution made upon hardship); and any other distribution(s) that is reasonably expected to total less than $200 during a Plan Year. Effective for distributions made after December 31, 2001, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible."

        4.     Effective January 1, 2001, Article 16, Section 16.2(E) is amended and restated in its entirety and replaced with the following:

    "(E)
    "Required Aggregation Group" means

    (1)
    Each qualified plan of the Employer in which a Key Employee participates or participated (regardless of whether the Plan has terminated); and

    (2)
    Each other such qualified plan of an Employer which enables any plan in which a Key Employee participates to meet the requirements of Section 401(a)(4) or Section 410 of the Code."

        IN WITNESS WHEREOF, ADS Alliance Data Systems, Inc. has caused this instrument to be executed on February 4, 2003, effective as provided herein.

ADS ALLIANCE DATA SYSTEMS, INC.
By:

Printed Name: Dwayne Tucker
Title: Chief Administrative Officer

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  Exhibit 10.7
AMENDMENT TO THE ALLIANCE DATA SYSTEMS 401(k) AND RETIREMENT SAVINGS PLAN (EFFECTIVE AS OF JANUARY 1, 2001)